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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF CONYERS DILL & PEARMAN]


The Bank of Bermuda Limited                                       23 April, 2002
6 Front Street
Hamilton, Bermuda


Dear Sirs

RE: The Bank of Bermuda Limited (the "Company") and common shares of the Company of BD$1.00 par value each ("Common Shares")


We have acted as your special counsel in Bermuda in connection with the Registration Statement ("Registration Statement") on Form S-8, filed with the United States Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("Act") of the United States of America, with respect to the registration of 8,883,123 Common Shares (the "Shares") representing 195,676 Common Shares issuable pursuant to The Bank of Bermuda Limited 1999 Director Share Option Plan, 472,316 Common Shares issuable pursuant to The Bank of Bermuda Limited Executive Share Plan, 2,280,549 Common Shares issuable pursuant to The Bank of Bermuda Limited Executive Share Option Plan, 2,999,786 Common Shares issuable pursuant to The Bank of Bermuda Limited Share Option Plan 2000 and 2,934,786 Common Shares issuable pursuant to The Bank of Bermuda Limited Third Employee Share Purchase Plan (the "Incentive Plans").

For the purposes of giving this opinion, we have examined a copy of the Registration Statement, a copy of each of the Incentive Plans and originals or copies of the Incorporating Act and bye-laws of the Company. We have also examined such certificates of directors and officers of the Company, minutes and draft minutes of meetings of directors and of shareholders of the Company and such other certificates, agreements, instruments and documents in Bermuda as we have deemed necessary in order to render the opinions set forth below.

We have assumed:

(i) The genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified) examined by us, and the authenticity and completeness of the originals from which such copies were taken;

(ii) The accuracy and completeness of all factual representations and warranties made in the documents, and of the minutes and the draft minutes of meetings of directors and of shareholders of the Company, examined by us;

(iii) That there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

(iv) The Company will receive money or money's worth for each Share of not less than the par value of such Share;

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The Bank of Bermuda Limited
23 April, 2002
Page 2


(v) The total number of Common Shares issued pursuant to an Incentive Plan will not exceed the number of Common Shares authorised for issue pursuant to that Incentive Plan;

(vi) The total number of Common Shares of the Company in issue at any time will not exceed the number of Common Shares in its authorised capital.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that the Shares have been duly authorised and, when issued in accordance with either of the Incentive Plans and duly paid for, will be validly issued and fully paid and as such be non-assessable; no personal liability will attach to the holders of the Shares solely by reason of ownership thereof.

Our reservation with respect to the foregoing opinion is as follows:

"Non-assessability" is not a legal concept under Bermuda law, but when we describe shares as being "non-assessable" (see above) we mean with respect to the shareholders of the company, in relation to fully paid shares of the company and subject to any contrary provision in any agreement in writing between that company and any one of its shareholders holding such shares but only with respect to such shareholder, that such shareholder shall not be bound by an alteration to the memorandum of association or the bye-laws of that company after the date upon which they became such shareholders, if and so far as the alteration requires them to take or subscribe for additional shares, or in any way increases their liability to contribute to the share capital of, or otherwise pay money to, such company.

We hereby consent to the filing of this opinion with the SEC and as an exhibit to the Registration Statement and to the references to this Firm in the Registration Statement. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda. Accordingly, we do not admit to being an expert within the meaning of the Act.

Yours faithfully
CONYERS DILL & PEARMAN

/s/ Conyers Dill & Pearman